Exhibit 10.15

Industrial Minerals Inc.

2904 South Sheridan Way, Suite 100, Oakville, On L6l 7L7

equicom group inc.    Phone: (905) 829-0220
October 4, 2007    Fax: (905) 829-5220

Strategic Communications and Consulting Services Proposal

In this document, we will outline at the services and contractual terms and provisions that will govern Equicom’s proposed relationship with Industrial Minerals Inc.

1.0	About The Equicom Group Inc.

The Equicom Group Inc. (“Equicom” or “EGI”), a wholly-owned subsidiary of TSX Group Inc., is Canada’s leading provider of investor relations and strategic corporate communications. We have been working with Canadian public issuers to build their profiles within the investment community since 1996.

Headquartered in Toronto, and with offices in Montreal and Calgary, Equicom’s core competency is the development and execution of tailored, strategic investor communication programs. Our proven approach is straightforward—by thoroughly understanding our clients’ businesses and by leveraging our expertise and knowledge of “the street”, we are able to match our clients’ messages to the expectations of their intended audiences.

Equicom’s team of more than 60 professionals provides strategic communications services to more than 100 public companies. Our extensive client base includes micro to large cap issuers from a diverse cross-section of businesses listed on the TSX, the TSX Venture Exchange, NASDAQ Amex, and AIM.

2.0	Understanding of the Requirements

Industrial Minerals Inc (“IMI” or “the Company’) is at an important crossroad in its corporate development. The Company well down the road to putting the Bissett Creek graphite deposit into production. Moreover, management intends to become a fully integrated leading producer of large flake crystalline graphite by building an upgrader facility near Toronto.

As part of its ambitious strategic plan, IMI has removed former management and is recapitalizing the Company. Currently listed on the OTCBB, IMI is likely to list on a major Canadian exchange in the Spring of 2008 while concurrently raising funds to support its growth plans.

In spite of this intriguing strategy and strong progress, IMI is relatively unknown in the Canadian investment community. The Company is not covered by analysts and its retail audience is largely composed of U.S. citizens. Equicom believes that in the lead up to listing in Canada and in the “after market” following the event, IMI must more widely disseminate its story within the investment community. It is critical that IMI clearly articulate the well defined and unique long-term strategy for bringing its principal asset to value. Successful achievement of this strategy will assist the Company in its efforts to establish credibility in the eyes of the investment community. Strong management credibility can result in a higher valuation relative to peers – as the investment community attributes greater value to the likelihood of strategic growth initiatives being successfully implemented.

Equicom recommends a program that begins with the immediate task of auditing and adjusting, if necessary, IMI’s communications tools to ensure a consistent and compelling market message populates the Company’s materials.

Once this task is completed, Equicom will introduce IMI to targeted contacts in the investment community with a specific focus on investment advisors, research analysts, and fund managers. In the context of a longer term IR strategy, Equicom will work with management to develop and identify key objectives for IMI’s program and tactics for achieving those objectives. The program outlined in this proposal will aim to deliver an effective, well-crafted message and will then seek to build awareness and understanding of that message.

In conjunction with the execution of its IR strategy, senior management must focus on the ongoing management of the business and delivering on the corporate objectives established in its market message. The investor relations programs developed by Equicom have been constructed to relieve senior management of many of the burdens associated with being a public company.

As Equicom believes that an effective investor relations program is best implemented in the context of an ongoing relationship between the provider of IR services and the client company, we propose a retainer-based relationship, In this document, we outline all the services that are included in such a relationship.

3.0	Summary of Proposed Equicom Services

Services to be provided over the course of any 12-month period in conjunction with IR strategy:

Strategic.

•	Define communication objectives
•	Market messaging
•	Ongoing capital markets counsel
•	Interaction with investment community
•	Virtual IR department

Proactive.

•	Coordinate investor presentations - Quarterly road shows
•	Retail broker relations
•	Provide market feedback

Action Items Deliverables:

•	IR strategy
•	Draft, edit, or advise on material news releases
•	Manage all corporate regulatory filings (SEDAR/EDGAR)
•	Content for investor presentations
•	Content for corporate fact sheet
•	IR webpage audit
•	Organize, script, and rehearse conference calls
•	Consult on financial reporting materials
•	Content for investor packages
•	Maintain and update databases
•	Disseminate news releases
•	Provide support for AGM
•	Coordinate basic media relations - news event driven
•	Respond to shareholder inquiries

4.0	Equicom’s Role

THE DESIGN AND DIRECTION OF AN IR STRATEGY
Equicom will build on the strengths of IMI’s existing communications program, supplementing the Company’s efforts to date. Working closely with management, Equicom will develop a comprehensive strategy that will provide direction for the execution of an annual IR program. This program will have clearly defined objectives and tactics that will allow both parties to measure the continued success of the plan. The final strategy will include a detailed calendar so that management understands their expected time commitment necessary for the execution of the IR program. As part of the program Equicom will:

4.1	DEFINE THE MARKET MESSAGE

A market message forms the basis of any IR strategy. Once properly defined, the market message is used in a consistent manner in a variety of tools (i.e. press releases, fact sheets, presentations and in the media) to convey an accurate and compelling story. Together with management, Equicom will define a market message that clearly identifies IMI’s market position and potential. In conjunction with management, Equicom will clearly articulate expected milestones for the next twelve-month period. Executed properly, this approach will aid in building management credibility with “the street”.

4.2	IR MATERIALS AND CONTENT

4.2.1	News Releases:

Equicom will draft, edit or advise on all material news releases as required. As an Equicom client, IMI wilt, unless otherwise agreed upon, disseminate all news releases via the Equicom Disclosure Network (“EDN”), an Equicom/CNW Group partnership, which provides Equicom clients with significant discounts on newswire services (see Appendix ‘A’).

4.2.1.1	SEDAR EDGAR Filings:

Equicom will seamlessly handle all routine SEDAR and EDGAR filings. This service is provided at discounted rates through the Equicom/CNW Group partnership (see Appendix ‘A’).

4.2.2	Investor Presentations:

Equicom will provide content for the Company’s electronic (PowerPoint) investor presentation. Textual changes to reflect updates and material changes will be added to the presentation as warranted by corporate developments. Full presentation design services are available from Equicom at additional cost and are described in section 7.1 of this proposal.

4.2.3	Fact Sheet

Equicom will provide content for the Company’s corporate fact sheet and update it quarterly. Full fact sheet design services are available from Equicom at additional cost and are described in section 7.1 of this proposal.

4.2.4	Website Content:

Equicom will conduct an audit of IMI’s website to ensure best practice and will, on an ongoing basis, consult on its content to ensure the investor information is accurate and comprehensive.

4.2.5	Conference Calls:

When required, Equicom will, on a timely basis, organize conference calls on behalf of IMI. A script will be provided for all conference calls, including quarterly/annual results and special announcements. Equicom will assist with all preparation including rehearsal, if necessary, and potential questions from the investment community.

4.2.6	Annual Quarterly Reports:

Equicom will be available to consult on the design and content of all financial reporting materials. Full annual report design services are available from Equicom at additional cost and are described in section 7.1 of this proposal.

4.2.7	Investor Package:

Equicom will consult on the contents of a comprehensive investor package and disseminate copies to interested investors upon request.

4.3	COORDINATE INVESTOR PRESENTATIONS

In an effort to increase the Company’s exposure, Equicom will develop a presentation strategy and, subject to market conditions, will organize meetings with members of the professional investment community (i.e. Analysts, Institutions, Brokers, and Corporate Finance). Together with management, Equicom will identify three specific days each quarter to execute a formal roadshow. In this manner, the CEO and CFO are able to make the most efficient use of their time and provide frequent and ready access to the professional investment community.

Equicom will update IMI’s database following introductions and will actively seek to build out the contact list.

4.4	RETAIL BROKER RELATIONS

Equicom’s broker relations unit serves to support Equicom’s investor relations services through increased communications with the retail brokerage community. Through this service, Equicom is in contact with more than 6,000 brokers across the country and provides these professionals with objective information on Equicom clients while utilizing this same channel to receive important feedback on how Equicom clients are perceived by the investment community.

Additional components of this service include the booking of roadshows and ‘On the Radar’, a TSX Group and Equicom co-branded program hosting monthly luncheons in the financial districts of Toronto, Montreal, Calgary, and Vancouver. In this setting, public companies are given the opportunity to present their growth and business strategies to a wide audience in the professional investment community in an efficient and captive environment. Equicom clients are provided the opportunity to present at these forums at a discounted rate.

To support this important activity, the broker relations unit distributes a monthly newsletter. Its content includes a market pulse, updates on previous Equicom clients who have presented in the ‘On the Radar, program, as well as information on upcoming events and recent earnings. Following each ‘On the Radar presentation, IMI will be featured in the newsletter once significant news flow has been delivered. This newsletter is distributed to all retail brokers in the Equicom database.

4.5	PROVIDE MARKET FEEDBACK

It is important that the Management and Board of IMI continue to receive investment community feedback to better understand the perceptions and expectations of existing and potential investors. Equicom is in constant contact with the investment community and will provide regular feedback regarding market perceptions, expectations, frequent questions and concerns. This feedback will then be used to augment elements of the IR program to ensure that its key objectives are being achieved in the most effective manner possible.

4.6	ANNUAL GENERAL MEETING (AGM)

Equicom will provide planning and logistical support for all elements of the AGM, including location selection, rehearsal of key speakers if required, presentation scripting, and potential questions from the investment community. Equicom will also consult on and develop content for IMI’s AGM Investor Presentation.

4.7	COORDINATE BASIC MEDIA RELATIONS

Equicom will assist in arranging financial media interviews where appropriate and as news dictates. Equicom has strong relationships with all major national media outlets, including the National Post, the Globe and Mail, BNN (formerly ROBtv), CTV Business Newsnet, CBC Newsworld, Canadian Press, Reuters, and Bloomberg. In addition, relationships have been established with French and English media outlets in the province of Quebec. Equicom will organize and/or coordinate any events that support the overall objectives of the IR program.

4.8	RESPOND TO SHAREHOLDER INQUIRIES

Equicom can field shareholder inquiries by phone and e-mail. This service will provide shareholders with a professional, patient, and well-informed individual that can answer questions quickly and effectively. In addition, Equicom’s personnel are experienced in working with the levels of inquiry that come from professional investors and are therefore comfortable in responding to questions of a complex, strategic, and financial nature.

4.9	OTHER SERVICES

Equicom will assume the administrative duties of a company’s IR department. As such, we will dramatically reduce the burden of being a public company by (see Appendix ‘A’):

•	disseminating press releases; and
•	maintaining and updating dissemination databases.

strategic communications and consulting services proposal I Industrial Minerals Inc.

5.0	Process

Equicom will allocate an account manager to IMI who will be responsible for the daily management of the relationship with Equicom. This account manager will be your central contact at Equicom and will be generally responsible for ensuring objectives are achieved. To ensure maximum efficiency, IMI shall also designate a representative from whom Equicom shall obtain information, directives and guidance.

Equicom will regularly report to the management of IMI outlining Equicom’s activities, market feedback, upcoming events, recommendations, and adjustments to the program. Throughout the term of the contract, Equicom will require regular updating from management regarding the activities of the corporation, merger and acquisition intentions, strategic alliance initiatives, the marketplace, product and service offerings, and similar emerging matters. This will ensure Equicom is continuing to manage reasonable expectations as well as disseminating accurate information.

6.0	Compensation and Conditions

In consideration for Equicom’s provision of services, the Company shall compensate Equicom, as follows:

Annual Work Fee: Payable in monthly installments of:	584,000 - G.S.T. 57,000 + G.S.T.

in advance, on the first day of every calendar month onwards

The above quote will expire 30 days following receipt of this proposal.

A full description of the goods and services included and excluded from the Work Fee are included in Appendix 'B' to this proposal.

Special projects such as the graphic design and printing of disclosure materials (quarterly/annual reports, investor folders and similar materials) investor packages and new media services are described in section 7.0 below and quoted on a project basis.

7.0	Additional Services

The Equicom Group also provides a suite of services that complement our core IR retainer. Equicom would be pleased to provide detailed descriptions and quotes for these project-based and ongoing services.

7.1	MARKETING SERVICES

Turnkey marketing, design and printing services for a complete range of print and visual materials, including annual reports, brochures, investor presentations, signage, and corporate logos are available:

- Equicom's creative services department specializes in the design of PowerPoint presentations that can be used for a variety of corporate purposes including investor meetings, annual meetings, and special announcements. By pairing the strategic writing of our account executives with the design work of our creative services team, Equicom can produce a customized presentation that is concise, impact-ful and matches your corporate identity.

Fact Sheet - Equicom can also design a one-page (double-sided) corporate fact sheet that clearly sets out your company's key business and investment drivers. These short documents are extremely useful in assisting professional investors with limited time in making an initial assessment on your company. Special fact sheets can also be prepared to provide background information on strategic milestones such as META activity. These documents can also be posted to your website and made available in PDF format.

•	The fee for a basic two-page fact sheet is 51,500

Annual Reports - Equicom has a full service turnkey design studio which effectively marries strong strategic messaging with visual support. The annual report team believes in making every report precise and memorable. Their work has been recognized with a number of industry awards. Annual report design projects are quoted on a project basis.

7.2	CORPORATE SECRETARIAL SERVICES

Equicom provides support for Board of Directors' matters, guidance through the securities regulatory framework, and the management of many other governance services such as:

•	Corporate Secretarial Support
•	Stock Option Administration
•	Corporate Governance Guidance
•	SEDI and Other Regulatory Filings
•	Whistleblower Hotline Guidance

7.3	NEW MEDIA SERVICES

Website design and development – Equicom Creative Services capabilities include designing and developing websites based on best practices for investor websites. We take a user-centric approach to developing websites that address the communication needs of the investor audience, convert and retain shareholders and reduce the reliance on printed material while providing full disclosure. We develop content management systems that provide easy, simple to use tools that allow you to update your website instantaneously without needing a website developer. The internet is the hub of corporate communications, we provide strategic design and development, hosting and content management systems.

Internet Broadcasting – Equicom New Media Services offers a comprehensive suite of Internet broadcasting services that bring the impact and effectiveness of a live presentation to the rigid requirements of continuous disclosure. Equicom New Media Services can broadcast conference calls, material announcements and corporate presentations over the Internet—as they happen to a wide audience of shareholders, investment professionals, and other interested parties. In addition, these events can be archived for repeated viewing. All Internet broadcasting services are available on a turnkey basis, meaning Equicom will take care of the message and the medium.

Equicom would be pleased to enter into and be bound by a service contract with the Company on the terms and conditions outlined herein, including in the foregoing proposal (hereinafter referred to as the “Proposal”) as well as in Appendices ‘A’ and ‘B’ and sections 1 through 19 of Schedule ‘A’ hereto (hereinafter referred to, collectively, together with the Proposal as the “Agreement”). To signify your agreement and acceptance of the Agreement and all of the terms and conditions thereof, please sign in the space provided below and return it via facsimile to 416-815-0080 -attention Cameron Davies, whereupon the Agreement will take effect and be legally binding upon and enforceable against each of Equicom and the Company.

DATED at Toronto this 17” day of September, 2007.

THE EQUICOM GROUP INC.

per /s/Cameron Davies

Cameron Davies, Director Business Development

INDUSTRIAL MINERALS, INC.

per /s/ David J. Wodar

President & CEO

Appendix ‘A’

News Dissemination and Communications Services

News Dissemination Services.

Equicom shall provide news release distribution in Canada and, if needed, the United States and globally. Through a partnership with CNW Group (“CNW”), Equicom has developed the Equicom Disclosure Network (“EDN”). The EDN is a customized news distribution channel that exceeds all regulatory requirements for news dissemination and is designed specifically to elevate the profile of Canadian public issuers both within the media and financial community, including a profile on CNX Marketlink. The Company may elect to utilize CNW’s “Canadian Disclosure Network” for news dissemination.

SEDAR EDGAR Filing:

Equicom shall provide SEDAR and EDGAR filing services for all documents produced by Equicom as well as such other documents that the Company may direct.

Conference Calls and Webcasting:

Equicom shall organize and provide all technical services related to the conference calls announcing quarterly/annual results and material events. Equicom shall also provide audio Webcasting services of each such calls. Additional Webcasting options and solutions are available upon request.

Pricing and billing for all News Dissemination and Communications Services shall be in accordance with the pricing schedule included with this Addendum.

ROUP INC. - CNW CLIENT RATE SHEET (effective April 1, 2007)

Service 1C I ent Rate
Press Releases -
Newswire - Canada	EON (Equicom Disclosure Network) - English	560)100 words (repeat rate $154100 words)
	EDN (Equlcom Disclosure Network) - French	5201100 words (repeat rate $5.001100 words)
	Canadian Disclosure Network - English	575/100 words (repeat rate S18.751100 words 524)100 words (repeat rate 55 00/100 words)
Canadian Di closure Network • French
	Custom Disclosure Network - English	S47 50/103 words (repeat rate 511.88/100 words)
	Canadian Mining Network	5125/100 words (repeat rate 531.25/100 words)
	Canadian Mining . Trade Publications	510 per page ___.
	Canadian Biotechnology Publications	5160 per page
	Canadian Advertising & Marketing Publications	02.50 per page
	Repeat Press Release Rates (re-release)	75% off the original Cl i ent Rate for Canadian newswires only
Newswire - US
R,V = In-resters Research Wire to analysts	Metro New York plus IRW and Trades	5265'400 words, 557.50 each additional 100 words
	US 1 National Network plus IRW and Trades	$575/400 words, 5123 each additional 100 words
	US Top Tech Markets plus IRW	5425/400 words 570 each additional 100 words
	US Top Health/Biotech Markets plus IRW	51851400 words. 5107 each additional 100 words
	US Top Energy Markets Plus IRW	5485/400 words. $107 each additional 100 words
	US Top Financial Services Phis IRW	54851400 words. 5107 each additional 100 words
	US Too Metals Markets plus IRW	$485/400 words. S107 each additional 100 words
Newswire - UK and Europe
	London Metro Network	$2101400 words 552 each additional 100 words
	UK Hgh Tech Newswire Network	5350/400 words. 590 each additional 100 words
	UK Medical/Healthcare Network	5350/400 words, 590 each addrhonal 100 words
	UK IRW Network	5155/400 words. $42.50 each additional 100 words
	European Disclosure Network (financial & media)	51,1251400 words 5280 each additional 100 words
	Basic _ Europe Network	51.2251400 words. 5300 each additional 100 words
	Budget Europe Network	5665/400 words. 5160 each additional 100 words
	Top Europe Market Networks	513251400 words. 5208 each additional 100 worts
	European Huh Tech Network	52 Ci 43/ 400 words 5512 each additional 100 words
Other Newswires ....,
Poland Net..: •
	Scandinavia : '. ' - r' ' 7." " , " , _	:_: ': 400 wordS. : " . E : .'. ' - - - ' - - e. 1130 woiris
Newswire - Asia
Essential Asia $1,801/ 400 words, $454 each additional 100 words
	Asia General Nei. : Asia High Tech	51.525/ 400 words. $377 each additional 100 words
51791/ 400 words. 5655 each additional 100 words
Newswire - Middle East
	Full Middle Eas	51,4141400 words. 5353 each additional 100 words
	Middle East excluding Israel	5885,400 words. $222 each additional 100 words
News [y] ., re -Global
	World General - Canada, us, Loki America, 16 European. 9 dam,	14,685) 400 words, $1,154 each additional 100 words
	Global MedicaVHcaltricare	55.5527 400 wools, $1,449 each additional 100 words
	pricing for additional aka Malaita ere available upon request	'Dislobutiou point, of all 54e networks am available upon request
Photo / URL Link	CNW Photo Distribution Network - Eng National -1 photo	$32512 photos - $475)
	URL Broadcast Link	5250
Translation 7,-iW
	Wire Translation - English to French (M-F, 8 am - 8 pm))	50.30Iword
	Wire Translation - English to French Rush/Off Hours	50.35/word
	ktn,murr Translation Charge	570 per release
	SEDA 1Filing - C ! [n], ad aLi|X| I.'w-*: ----1,'•-,'''7-V-----',= —=--:,' Press Release Filing - wire version, Eng/Fre	_ _ . . 540
	Press Release Filing - client branded, EngIFre (In PDF)	$70
	Non-release Docs - ie AIF. Pron, Materials. CEO/CFO Cons etc.	S70 37 00/commisuen
EDI Electronic Data Interchange Charge
	Annual Seder Piling Fees pad 10 provincial commissions	Pad by Ciebila CNW ater annoel tang • CNW broads to corentsaina
	Issuer Seder Filing Calendars and Profiles	included in retainer for Eiatileom clients
Conversion Charges to PDF for Seder Filing	1 to 5 pages	818 (included in retainer when done by Equicom)
	6 to 25 pages	S56 (included in retainer when done by Equicom)
	25 to 50 pages	5115 (included in retainer when dare_ by Equico•t
	51 to 100 pages	5175 (included in retainer when done C• Er. -r
Edgar Filing - US at: = _-- i- :in-s: Z' ; '
	Edgar F ling 54 6K, 2:0••F 40- F - per filing	$150
	Evgar wire - press releases only	5175 plus 525 per page
	issuer Edgar Filing Calendars and Profiles	included In retainer for Equlcorn clients
C onversion Charges to HTML for Edgar Filing	Standard (Word to HTML or PDF to Word)	522/page
	ad.aaced (Ware to advanced HTML)	535!pade
	Revisions to HTML file (minor revisions free	5221page
	Inserting Graphics (first graphic free)	522rgraphic
UK-LSE Disclose UK --...-_-. - si,-,,i--,
UK Regulatory Disclosure - Per Release 5225
Per Form 550

strategic communications and consulting services proposal I Industrial Minerals Inc, UICOM GROUP INC - CNW CLIENT RATE SHEEET (effective April 1, 2007)

Service Client Rate
Conference Call
	Live Local Call	50 21/minute/tine
	Live Toll Free	V0.30iminutelline
	Replay Local Service (min)	50.17irninutertine •-- SO 271Minutertine
Replay Toll-free Sennce( nun)
	TranscmptiOn (48 hours)	$6.50'Pale
	Transcripton i'24 hours)	$10.50'pege
	• Transcriphon i Real-time)	515.50/page
	Reservations Automated Services 416 800	$012 30.20
	CD Recording	520 each
	Tape Recording	- S7 50 each
	Participant Lest	52.66Ipage
	Instant Replay Participant l_st	5266,page -
	Toll-tree Services (mm)	30.20
	Unused fee per hne (if greater than 99 lines)	56 SOffine
	Communication Line (not recommended)	$75
	Conference Director - laptop poUing(wfout chat)	375
	Conference Dvector - laptop polling (with chat;	$140
Webcast
Silver (includes registrabon lest) - CNW brandec 5600

SC rn,we sngie AUDIO stream ON?' : [t]annic., 1,4,7 a P a f ar AND,OR Sea: Pais- Co-Po-ate Loco we, enk to your Weoute

One photo el key speaker. Event riescinpucc and oorpora:e profile. Regestretan of wet.ast aeendees.

Vexer Stahsfics Mermen,. 200 simultaneous five Itstene,s, Unerneed archive ,snene[n] s 265 day am.hve

Gold (includes registration list)—CNW branded 151,000
S'n , er C!..,5 viewer dnven slides 60 minute stream
Premium (includes remstrabon list) - Crient branded 151,400
60-90 no vain s rge AJ: : t--es-' Fwd Luck [n] ',g Strn Ack 08A chat Ten-a-fnend e-mail link 1 000 siri-..ha-e:us live Irsterets
Premium Plus - USE FOR VIRTUAL ROADSHOWS S AGM's 152,400
Prem,um even: in,luces presenter doer . 5 ue . .... EA,: i• ,,g Sur ....r. ,e-g sn'atIon Itst. Q8A chat firer:: a--e— l 00: I ste-ets
Platirnen Video (LIVE, 156.700
60 m. me snote VIDEO sr- ear r 56. t. 5150K embec,,, . -deo ye—.:=n . -c,,e • :r p • esenter dovien sfinn; Fibre-optic cabling. cameras etc. at venue required to stream video - will have extra costs.
Platinum Video (ARCHIVED) 154.100
60 minute single posting al archived VIDEO stream embedded rodeo window and slide show winder,

Other sobcast services
	Indexing (tor events over 90 min)	5200 for the first 6 chapters. 550 for each adchbora :-:, ,..•
	Extra StteamIng - Silver. Gold beyond 60 min	5125 /or ea 30 mm beyond 60 min included in the weticast
	Extra Streaming - Prem. Preen Pius beyond 90 min	5250 for ea 30 mm beyond 90 min included in the Webcast
	CD Copy - Webcast (Sever and Gold)	5165
	CD Copy - Webcast (Premium. Premium Plus and Platinum)	5290
Podcast
	Silver and Gold Webcast with an additional Podcast	$270
	Premium and above Webcast with an additional Podcast	536: 545;
Podcast enthout a Webcast
hlechaVantegeiMedieMonitradela : - _
	Media pick-up per client press release	5150 per report per day
	Transcripts on DVDICD-ROM of TV Interviews	$50rtrartscript. STSWIXCD-ROM
	General Equicom Client Media Monitonng	Media Morktonng - quoted on a case cy case basis for each client
	Industry/Competition Report	rodustryrCompetition Rayon - quoted on a case by case basis
TSX NEW Listing Cer
	TSX New Listing - webcastrpodcast	, ..., et s ::- 0 - .. ::sa• s' :c prcf• s
Posting on tsx.com websrte. 10 min pre-recorded audio file - •
Microsite ,-?)XiZ..,:sf-Ft,;•.-1:--.:- . , =T,..-.,---.2--=1.,r,--,= :,k-_____:
Er .:Ucom Client Website • CifiN releases posted reixi-tine via ink 5875,year c, er t
XML Data Feeds for Client Website ---1.--.7-;•--,7.1, -7 . -_-Mi
	XML Data Bundle (releases, stock quotes, e-mail alerts)	56001month 5250/month
Press Releases Data Feed
	Stock Quote and Chart Data Feed	_ - 5250/month —
	E-mail Alerts Data Feed	5200lmontht$480 one tirne set-up fee)
	SEC Regulatory Filings Data Feed	$35CWrhonth ($400 one time set-up fee)
Data = reds - Hosted by CNW	Equicorn Client Website - Embedded Stock Quote	$350/monthictient 541:0 one time set- up fee
	Equicorn Client Website - Stock Quote and Chart	5356'rrionthkhent, 5800 on tone set-up fee
Annual Report Service --
	Futhament text added at the end of EgurCOm client press releases. requests are sent back ):. Equicurr o• n' en!	575/year
Blasts
Fa. Blast Ontario Anywhere else		50 13/per page, pc, -7 50 . 12nper page/pont
e-Mail Blast Custom ern-a] blast		Included in retainer if by Equicom - or 50.081address by CNW

•	Prices subject change without notice

Terms of Payment-

All Newswire and Communications Services shall be billed immediately and all outstanding amounts shall be due and payable upon receipt.

Appendix ‘B’

Consumables and services included in the Work Fee

•	All services described in Schedule ‘A’ of this Agreement
•	Telephone and long distance charges;
•	Basic postage;
•	Basic photocopying;
•	Basic faxes;
•	E-mail broadcast;
•	Office supplies.

All taxes that may be associated with the above noted consumables and services shall be included in the Work Fee.

2.	Disbursements and expenses incurred by EGI on behalf of the Compare.’ and not included in the Work Fee.

All such expenses are charged back to the Company at EGI’s cost.

•	EGI staff travel, accommodations and meals/per diem while traveling on behalf of the Company.

3.	Disbursements and expenses incurred by Ea on behalf of the Company and not included in the Work Fee. All such expenses are charged-back to the Company as incurred and subject to a 10% administration fee.

•	All expenses incurred on behalf of the Company and not mentioned in paragraph 2 of this Appendix —specifically, expenses that EGI must carry on behalf of the Company. Without limitation these include:

•	Any outside professional services;
•	Printing and large volume photocopying;
•	Media buys and similar purchases;
•	Facility rentals and related costs;
•	Mass mailing using the Canadian Post office or other means;
•	Couriers;
•	Client staff travel.

All expenses outside of the Work Fee will only be incurred after Client approval has been received. For expenses over $1,000, EGI may pre-invoice.

Schedule ‘A’

1.     This Agreement is to be effective as of the date signed by both parties unless another date is specifically noted herein and agreed to by both parties, for a period of one (1) year (the “Term”), renewable automatically for successive one (1) year periods unless otherwise terminated by either Party in accordance with this Agreement.

2.     The Company hereby engages EGI as its exclusive provider of investor relations (IR) services, as more fully described in the Strategic Communications and Consulting Services Proposal (the “Proposal’) or as otherwise agreed in writing between the Parties from time to time (the “Services”) and EGI hereby agrees to be the provider of such Services to the Company during the Term of this Agreement.

3.     In consideration for the Services provided by EGI hereunder, the Company agrees to compensate EGI in accordance with the terms of section 6.0 of the Proposal, “Compensation and Conditions”.

4.     As further consideration, the Company undertakes and agrees not to recruit, hire or employ in any capacity any of the principals or employees of EGI or any associated business organization or companies of such individuals or business organization or companies where such individuals may become employed, for the duration of this Agreement, and for a further 18 months after termination of this Agreement, without the prior written consent of EGI.

5.     During the Term of this Agreement, EGI will devote such time, attention and abilities to the business of the Company as EGI may consider to be necessary for the proper discharge of its duties in performing the Services. In the delivery of Services, EGI will comply with applicable rules, policies, regulations, and laws of all applicable regulatory bodies (including applicable securities commissions and stock exchanges).

6.     Either Party may terminate this Agreement at any time by providing ninety (90) days prior written notice of termination of this Agreement (the “Notice Period”). During the Notice Period, all obligations specified in this Agreement shall remain in full force and effect and, at the completion of the Notice Period, this Agreement shall be null and void and of no further force and effect, subject to the obligations described in sections 3, 4, 8, 9, 10 and 11 which shall survive termination.

7.     EGI will comply with all written directions of the management of the Company and the Company’s Board of Directors and shall use its expertise, diligence, and skill to promote the best interests of the Company during the Term.

8.     EGI agrees, for itself and all persons retained or employed by EGI in performing the Services, to hold in confidence and not to use or disclose to others any properly designated confidential or proprietary information of the Company disclosed to EGI unless and until required in order to perform the Services hereunder. EGI shall not be liable for disclosure of information upon the occurrence of one or more of the following events:

(b) the information or any portion thereof is subsequently lawfully obtained by EGI from a third party or parties without breach of this Agreement as shown by documentation sufficient to establish the third party as a source of the information;

(c) the information or any portion thereof was known to EGI prior to its disclosure by the Company as shown by documentation kept in the ordinary course of business sufficient to establish such knowledge;

(d) the Company has provided its prior written consent for such disclosure; and

(e) the information is required to be disclosed by law, regulation or legal process.

EGI’s obligations of confidence in respect of such information shall survive for a period of five (5) years following termination.

9.         The Company represents and warrants, and assumes responsibility for: i) the accuracy, completeness, and timeliness of all information and disclosure events or materials produced by the Company and used by EGI in or for the Services: and a) that the information and materials provided by the Company do not contain any illegal content. The Company warrants that it shall act in a good faith and in a timely and reasonable manner. Forthwith after becoming aware that information provided by the Company to EGI is not true or correct in any way, the Company shall inform EGI and take steps with EGI to remedy same. EGI shall not be responsible for disclosure errors or omissions.

10.     The Company hereby agrees to indemnify and hold EGI, its directors, officers, employees, agents, and affiliates harmless from and against any and all claims, demands, liabilities, judgments and expenses, including legal fees and expenses, brought against or involving EGI that relate to or arise out of EGI’s performance of the Services hereunder whether indirect, consequential, punitive, special or exemplary losses, damages, or expenses of any nature or kind, including but not limited to loss of profits or goodwill, resulting therefrom (the “Claims”).

11.     In the event of any errors or omissions by EGI in the performance of the Services, whether negligent or otherwise, EGI’s sole responsibility shall be to use commercially reasonable efforts to correct the error. Notwithstanding this, in the event EGI is held liable in any manner or extent for any Claims, the Parties agree that the extent of EGI’s responsibility for such Claims is limited to and shall not exceed the total amount the Company has paid to EGI during the most recent Term.

12.     This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.

13.     The Parties will execute and deliver all such further documents and instruments and do all acts and things as may be reasonably required to carry out the full intent and meaning of this Agreement.

14.     Words importing the single number only will include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and words importing persons shall include firms and corporations and vice versa.

15.     This Agreement may be executed in several parts in the same form and such parts as so executed shall together form one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing Parties hereto had executed one copy of this Agreement. This Agreement may be transmitted by facsimile and the reproduction of signatures by facsimile will be treated as binding as if originals, and each Party hereto undertakes to provide the other Party with a copy of the Agreement bearing original signatures forthwith upon demand.

16.     Except as expressly provided in this Agreement, the Parties acknowledge and agree that each Party shall be free to enter into any contractual, business or other relationship with any other party in respect of any commercial activity. This Agreement is entered into by separate legal entities and neither is the agent or employee of the other for any purpose whatsoever. The Parties do not intend to create a partnership, joint venture or similar relationship by virtue of this Agreement. Except as provided herein, neither Party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other.

17.     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and treated in all respects as a contract made in the Province of Ontario.

18.     Any notice required to be given hereunder shall be deemed to have been properly given if delivered or sent by facsimile (together with confirmation of receipt) as follows:

To EGI: At the address and facsimile number first noted above

To Industrial Minerals Inc: At the address and facsimile number first noted above

        Any such notice shall be deemed to have been given and received on the same business day it was delivered or sent by facsimile so long as it was received between the business hours of 9:00 AM and 4:00 PM EST, and if delivered during other hours or days, on the first business day following the date on which it was sent. Any Party may change its address for service from time to time by notice given in accordance with the foregoing.

        This Agreement together constitutes the entire understanding between the Parties in relation to the matters dealt with herein and supersedes all previous covenants and representations made by either Party, whether oral or written.

Initials:

____Industrial Minerals Inc.

____Equicom Group

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